EXHIBIT 99.1

Q1-2003 Earnings Conference Call Transcript

April 24, 2003

1:30 p.m. Pacific Time

Operator:	Good afternoon. My name is Gail and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Autobytel First Quarter 2003 financial results conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

Now I will turn the call over to Hoshi Printer, Executive Vice President and CFO of Autobytel Incorporated. Mr. Printer you may begin your conference.

Hoshi Printer:

Thank you Gail. Good afternoon and thank you for joining us today to discuss Autobytel’s earnings for the first quarter of fiscal year 2003. With me is Jeffrey Schwartz, President and CEO of Autobytel.

We would begin with the highlights of the quarter and a review of the financials. Jeffrey will discuss the business and then we will open the call for questions.

Today’s conference call including the question and answer periods, projections or other forward-looking statements regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release.

We would like to caution you that actual events or results may differ materially from those forward-looking statements. We refer you to documents the company has filed with the SEC, specifically with the Form 10-K for the year ended December 31, 2002.

These documents identify the principal factors that could cause results to differ materially from those forward-looking statements. With that I’d like to turn the call over to Jeffrey.

Jeffrey Schwartz:

Thank you Hoshi and welcome to Autobytel’s first quarter conference call. I’m pleased to report continued progress in stabilizing our core business, capturing operating efficiencies and growing our presence in the automotive marketing services.

Today we report Q-1 net income of $900,000 or three cents per share and cash generation of $1.3 million. Revenue for the quarter came in at $20.3 million.

The results we’re reporting represent a continuation of the progress we’ve made over the past year. I told you during the January call that our mandate for 2003 was to consolidate operating gains, leverage our business for additional margin and extend our leadership in automotive marketing services.

Measured against these objectives I believe this quarter represents more orderly progress. During the quarter we lowered dealer churn, increased revenue per dealer and improved gross margin.

We lowered dealer accommodations, increased close rates and expanded EBITDA margin from five to seven percent. We also made important progress on various strategic growth initiatives.

After Hoshi reviews the numbers I will highlight some of these accomplishments, discuss areas of focus for the year and give perspective on the business climate. Hoshi.

Hoshi Printer:	Thank you Jeffrey. We are obviously pleased with the consistency of our financial performance over the last few quarters that demonstrate the effectiveness of operations.

As I go through the financials I will indicate the points of leverage. Where appropriate I will also clarify our results against First Call consensus.

We generated $1.3 million in cash in the first quarter, which follows cash generation of $1.1 million in Q-4 of 2002 and $3.1 million in Q-3. The cash balance increased from $27.6 million in Q-4 to $28.8 million in Q-1.

We expect to continue to be cash positive for every quarter in fiscal year 2003. GAAP net income for the quarter was $858,000 or EPS of three cents a share versus a street consensus of $366,000 or one cent a share.

The results represent a sequential increase from Q-4, 2002 of $462,000 and EPS of one cent. Total revenue increased sequentially by $243,000 to $20.3 million. This compares to the consensus of $20.2 million.

I will now discuss each of the four revenue streams. Program fees declined during 2002 but stabilized in Q-1 and were sequentially flat at $13.1 million.

Program fees are what we receive from our 5,000 plus member dealers on a monthly basis.

There are four metrics that are relevant to program fee revenue; dealer count, revenue per dealer, purchase request volume and revenue per purchase request.

When we reported our Q-4 results I indicated to you that management acknowledged the high dealer churn in 2002 and our efforts to decrease it in 2003.

You will recall that a substantial percentage of the cancellations in 2002 were actually terminations by the company because the monthly fees received from those dealers were less than what is necessary to sustain a profitable relationship.

In Q-1 there were 580 cancellations and terminations versus 750 from Q-4 of 2002, reducing the quarterly churn sequentially from 14% to 11% and versus 18% in Q-1 of last year.

So in the first quarter we are headed in the right direction regarding dealer churn. The net loss of dealers was 165 in Q-1 versus 216 in Q-4 and the dealer count at the end of Q-1 was about 5,200 dealers.

The average monthly program fees have increased from $788 to $820 because we eliminated most of the unprofitable dealers and the amount of consumer credit had been reduced.

We delivered 795,000 customers or purchase requests to our dealers in the first quarter versus 804,000 in the fourth quarter. Of the 795,000, 612,000 were sent to our retail dealers and the remaining 183,000 to our enterprise dealers.

In Q-1 the revenue per purchase requests was essentially flat at $21.23. However within that number is an interesting dynamic between the new and used. For new purchase requests the revenue was up by eight percent, but for used it was down substantially.

In Q-1 the volume of purchase requests for used cars shot about over 40% but because most of the used car dealers are on a fixed fee program we could not monetize that increased volume.

To correct this imbalance effective in Q-2 we launched the yield management system for used cars that has been so effective on the new car side of the business. We expect improved monetization starting in the second quarter and the overall revenue per purchase request is likely to increase.

The cost per purchase request declined from $8.21 to $7.79 so the gross margin per purchase request increased sequentially to $13.44. Year-over-year we have seen a 40% increase in the gross margin per purchase request from $9.56 in Q-1 of 2002 to $13.44 this quarter.

The closing ratio continues in the range of 17%, which is a 30% improvement over the same quarter of last year.

Based on the comments that I just made and the actions we are taking we believe that program fees will continue to be stable for Q-2 and begin to increase in the second half.

Enterprise sales revenue, which consists of major accounts such as Auto Nation and General Motors, continued at a high level of $3.4 million that was established in Q-4. We expect enterprise sales revenue to be about flat in the second quarter and then begin to increase sequentially in the second half.

Web site advertising revenue increased by 14% sequentially to $2.8 million in Q-1 and grew 62% over the same quarter last year. Advertising is a step function in that a substantial portion of the bookings are known before the year begins. Therefore there will be modest sequential growth but a strong year-over-year growth.

Other products and services revenue in the first quarter was sequentially up by 10% at $941,000. As we have indicated to you over the last several quarters the revenue from Legacy products and international has declined rapidly and will continue to do so for the balance of the year.

Offsetting their decline was a substantial increase in revenue from RPM. RPM is our customer loyalty and retention marketing product that has shown strong growth since we launched it in April of last year.

We added 71 dealers in Q-1 and RPM has now been adopted by 217 dealers paying us about $1,200 a month. We have an additional 28 dealers in the pipeline waiting to be activated.

Currently RPM represents about 2/3 of this revenue stream. Going forward we expect to see a sequential increase of 20% from other revenue as RPM becomes more significant. We expect to add about 75 plus dealers a quarter.

Moving on to expenses, total operating expenses for Q-1 excluding depreciation and amortization were about sequentially flat at $18.9 million.

Total depreciation and amortization was $608,000 in Q-1, a sequential decline from $649,000 in Q-4.

My comments and expenses that follow exclude depreciation and amortization. We’re relocating our AIC operations from Boston to Orange County, which will allow us to capture operational efficiencies.

We expect about a 20% reduction in expenses related to AIC to materialize by the end of this year. In Q-1 it cost approximately $300,000 to relocate the operations and this is included in the operating expenses. In other words there is no special one-time charge shown separately.

Additionally we expect up to another half a million dollars in the second quarter that will also be included in the operating expenses.

Sales and marketing expenses increased sequentially from $11.9 million in Q-4 to $12.8 million in Q-1 for two major reasons. One we increased our sales forces to full strength for both the program fee dealers and for our RPM.

Secondly RPM has variable costs associated with it so that as the RPM revenue increases the cost will increase proportionately.

Product and technology development expense run rate has declined to approximately $3.3 million a quarter because of a steady reduction in head count over the last year. The IT head count has been paired down from a peak of almost 100 employees and contractors to about 40.

Going forward these expenses will increase gradually with efforts on new products. G&A expenses increased by $600,000 from $2.2 million in Q-4 to

$2.8 million in Q-1 due to the impact of Sarbanes-Oxley, AIC relocation and legal expenses.

Going forward we expect G&A to be at a level slightly higher than Q-1 because of increased insurance expenses and for our compliance with Sarbanes-Oxley. The company’s employee head count was 252 on March 31 versus 229 at the end of Q-4, an increase of 23 full-time employees.

More than half of the increase was related to converting the RPM sales force from independent contractors to full time. We now have 22 sales territories fully staffed for working with retail dealers. So most of the increase in head count was related to adding sales personnel.

In summary the savings from internal operational efficiencies are being re-invested primarily in sales and some in regulatory requirements.

Turning to the balance sheet; with $28.8 million in cash and no debt our balance sheet remains strong. In Q-1 we generated $1.3 million in cash versus $1.1 million in Q-4.

There are few business integrity measurements that will demonstrate the progress that we have made compared to just three quarters ago.

DSO has declined from 43 days to 31 days. Net receivables declined from $9.9 million to $7 million. Sixty plus days aging has been reduced from 21% of total receivables to 2%. And finally write-offs declined from $3.2 million to $800,000.

As a percentage of revenue they have declined from 15% to 4%. These are not just collection metrics. They reflect genuine business and process improvements that Jeffrey would address.

We do not expect to pay federal taxes this year because of NOLs. However we do expect to pay about $100,000 in state taxes. We expect to generate net income and cash in the remaining quarters of the year.

We reiterate our previous forecast of overall organic revenue growth of 5% to 10%.

I will now turn the call over to Jeffrey who’ll discuss the business and strategy implications. Jeffrey.

Jeffrey Schwartz:

Thank you Hoshi. As you can see we are beginning to settle into a rhythm of profitability. Over the last three quarters we’ve improved EBITDA margin from three to five to seven percent. We anticipate continuing this progress throughout the year.

Stepping back to the unit economics for the business for a moment the key to any successful business expansion or turnaround is to have good policy to make it known and measurable and to ensure that it is strenuously followed.

These characteristics have been the essentials of our progress over the past year. At Autobytel our policy has been to sharpen our focus on providing value to customers in our defined market segment. This policy has been made known and measurable each quarter and our sustained progress should tell investors that we are not letting up.

Let me give you a couple of concrete examples of how these efforts are driving integrity into our business. As Hoshi noted during the quarter the percentage of revenue accommodated to dealers was down to four percent from a high of 15% last year.

Customers are now not only paying their bills but they are doing so on time. Our 61-day aging improved to two percent of receivables during the quarter, down from a high of over 20% last year. So our focus on customer value appears to be the right one and we are sticking to it quite strenuously.

Let me highlight some of the progress we made during the quarter. In our retail business gross cancellations declined by 23% as churn reached its lowest point in two years.

We’ve told you that our objective is to decrease churn by one-third this year and we are on track to achieve this objective. During the quarter dealers added on the program at $900 per month and cancelled off the program at $815 per month.

The number of franchises paying us less the $20 per purchase request declined sequentially by 27% to 688. These trends reinforce our strategy of doing business profitability with our customers. While this policy has come at some price, namely terminating some dealers, we are heartened by the fact that one-third of the 400 franchises we added during the quarter had a prior relationship with Autobytel.

I believe the customers will continue to come back to Autobytel. And when they do it will be a mutually profitable relationship. Our enterprise business remained flat during the quarter as some of our accounts pulled marketing dollars in response to world events and slower sales.

However we began some promising sales initiatives during the quarter, which should bear fruit in the second half of the year. We remain confident that we can launch three new brands during 2003.

The data-licensing portion of our business remains strong and we announced a deal with Yahoo during the quarter to provide automotive price and specification information.

As Hoshi noted we were in the process of moving our AIC division to Orange County. In the first half of the year we will incur some added costs but over time we expect the savings, operating and product synergies of co-locating the division to bring considerable benefits.

Our advertising business grew 14% quarter-over-quarter and 62% year over year, reinforcing favorable industry trends.

It was a good quarter for this sector of our business as we had 25 major brands actively advertising on our sites as compared to 20 brands in the first quarter of last year. We expect strong year-over-year growth in this area of our business.

RPM, our customer loyalty and retention marketing program continues to make progress. We added around 70 dealers net and our average revenue per dealer remained in the $1200 per month range. We secured another OEM endorsement during the quarter, which further reinforces my confidence that we will more than double the number of dealers on the program by year end.

So our core retail business appears to be stabilizing and our growth areas advertising, RPM and Enterprise continue to make progress. On a year-over-

year basis it’s instructive to note that these three sectors combined have grown 83%.

Growth is now center stage at Autobytel. I am confident that this focus will create the same level of success as our efforts at attacking the expense and operational structure of the business. Let me give you three concrete examples of where these efforts are being placed and the benefits they might have on growth.

Today we convert a percentage of total unique visitors into purchase requests. As visitors to our website become more savvy and increase their online tenure they are likely to convert from shopping to buying online at an increasing rate. But we are not waiting for adoption to run its course.

We are concentrating on various tools and techniques to increase the conversion of qualified car buyers on our sites.

Let me give you an example of how the math might work. According to comScore Media Metrix during the first quarter we had over 27 million visitors to our websites. Increasing website conversion by one percentage point could increase purchase requests by 270,000 over a quarter. At an average rate of over $21 per purchase request the high margin revenue associated with this increase gets very big very fast.

Another point of leverage in our business is the number of self-generated purchase requests. We organically generate purchase requests in a number of ways today, including through direct to site visits, search engine optimization and various visitor loyalty and retention marketing initiatives.

At our current cost of customer acquisition each 10% increase in this number could eliminate $100,000 of traffic acquisition costs and a doubling of the number could approach a savings of around one million dollars.

One tactic we are using to increase self-generated purchase requests is our recently announced launch of personal vehicle reports. These printable reports, which include pricing and specification information, comparisons, reviews and reliability data, are really taking off.

We are already running at a rate in excess of 100,000 downloads monthly. And we are finding that around 25% of these consumers are later submitting a purchase request.

Another point of leverage in the business is the average selling price of the purchase requests. Today that number stands at just $21 for our retail dealers, which is markedly improved from the $16 of Q-1, ‘02.

At 800,000 purchase requests per quarter, a five percent improvement in pricing brings in another $800,000 in high margin revenue.

Hoshi and I have discussed the concept of operating leverage in the past. These three examples and areas of focus illustrate just how big the opportunity is at hand. Increasing web site conversion by one percentage point and improving pricing by five percent could add $5 million to quarterly revenue. And doubling the number of self-generated purchase requests could reduce acquisition costs by as much as one million dollars.

Since most of this would flow directly to the bottom line we are focused on these opportunities and hope to deliver some of this benefit to the business during the year. In addition to organic growth we are also pursuing a number of strategic growth initiatives.

During the quarter we made some important progress in this area and we continue to believe that there area a number of financially and strategically creative transactions, which present opportunity.

These initiatives would compliment and strengthen, our core product offering, and allow us to expand the range of services we offer to new and existing customers.

Improving the stickiness of our products will also have the effect of improving customer profitability.

Turning to the market environment, during the quarter automotive sales slowed as war, worry and weather took its toll. April appears to be back on track as record incentives stimulate sales.

Online automotive marketing however continued its growth trajectory. Let me give you the two key measurement points here, site visitors and sales generation. On the first point Autobytel remained the most visited new car buying and research destination on the Internet, averaging over 9 million visitors in each month during the quarter.

As a point of comparison our traffic was more than three times that of many traditional competitors. In terms of sales generation, while automotive sales were down five percent year-over-year, sales generated by Autobytel for its subscribing dealers remained steady.

The business continues to demonstrate counter-cyclical characteristics, which should serve us well through the year.

Another growth factor, OEM Internet adoption continues on pace. According to competitive media reporting during 2002 OEM’s extended their seventh year-to-year increase in Internet marketing expense.

Autobytel ranked fourth in total OEM marketing dollars in 2002, behind only three major media players, MSN, Yahoo and Disney’s ESPN.

As a reminder the $110 million spent by OEMs during 2002 on interactive marketing still represents a small portion of the $8.6 billion spent by these advertisers during the year. This presents a considerable growth opportunity for Autobytel.

In closing we remain confident and optimistic that this will be a stellar year for Autobytel. We are making orderly progress at improving our core operating metrics and expanding our margins. We are now focused on driving revenue growth.

I thank you for your continued support of the company. We will now open it up to questions. Thank you.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Rob Raede.

Caller:	Hi guys.

Jeffrey Schwartz:	Hey Rob, how are you doing?

Caller:	Fine. Thank you sir. How are you?

Jeffrey Schwartz:	Doing well. Thank you.

Caller:	Just can you give us some color on how you’re going to go about, what strategies you have in mind for increasing the conversion rate of your traffic from visitors to purchase request generators.

Jeffrey Schwartz:

Yes. There’s a number of things that we’re doing. We’re already deep into experimentation on website language. And I think that’s certainly going to have some positive effect. The other thing that we’re looking at are things like site optimization, page load times.

You know, as we build the advertising business we’re very excited about it, it also as you know has the tendency to slow down page load times. So technical things like that, site optimization, site language.

And also experimenting with things potentially like, you know, in channel chat when somebody’s submitting a purchase request. You know experimenting with live chat and also some advertising, tracking 800 phone numbers on the web site. Those are just some things that we’re working with right now.

Caller:

Okay. And then similarly on the price generated for an average purchase request aside from replacing lower volume or lower margin dealers with higher volume dealers, is there anything else you got in the strategy bag or increasing that price.

Jeffrey Schwartz:	The average revenue per dealer?

Caller:	Yes.

Jeffrey Schwartz:	You know it’s really just more of the same Rob. I mean as we drive close rates up we think that our product warrants a higher, you know, a higher price. So I’ll give an example.

We exited the quarter in March with like an 18.7 close rate, which is about the highest it’s been in probably several years around here. So it still costs a dealer around $130 to sell a car using our service. And, you know, $475 using traditional media.

So we think that there’s some price opportunity there Rob and as we demonstrate the product’s effectiveness we think we can take some of that down.

Caller:	Great. Thank you very much.

Operator:	I would like to remind everyone in order to ask a question please press star one on your telephone keypad.

At this time there are no further questions.

Jeffrey Schwartz:	Thank you for joining the call. Bye, bye.